                               Purchase Agreement
                                   between
                           Union Bank of Switzerland
                                 8, rue du Rhone
                                1211 Geneva 2
                                 Switzerland
                           (hereafter called "Bank")
                                     and
                            Kemet Electronics S.A.
                             15, chemin des Mines
                               1211 Geneva 20
                                 Switzerland
                        (hereafter called "Seller")

1.  Agreement to Purchase Trade Receivables
(a) Subject to the provisions and limitations of this Agreement, and the issuance of a duly authorized and signed Guarantee by KEMET Corporation as per Exhibit A, the Bank agrees to purchase from the Seller from time to time and at the free discretion of the Bank during the term of this Agreement and the Seller agrees to sell to the Bank trade receivables with a maturity not exceeding 180 days, (hereafter called the "Purchased Receivables"), due from various customers (hereafter "Obligors") up to an aggregate amount (the "Facility Amount") at any one time outstanding not to exceed:
        USD 20'000'000.-- (twenty million United States of America dollars)
                        (hereafter called the "Sale")
(b) The Bank shall buy the Purchased Receivables from the Seller on the basis of a computer printout or any other mutually agreed upon schedule submitted by the Seller on a monthly basis on or about the fourth (4th) working day of each month, in any case three (3) working days prior to the Settlement Date (see hereafter). Upon each purchase of Purchased Receivables, the Seller will execute and deliver to the Bank an Assignment of Receivables in the form of Exhibit B hereto (hereinafter the "Assignment"), and the Bank shall, upon each such purchase, pay the Seller on a date to be agreed upon between the Seller and the Bank the purchase price (see section 2 hereof) for the Purchased Receivables, each such date being called here a "Settlement Date".
(c) In addition to the Seller's liabilities resulting from a breach of the Representations and Warranties in Section 4 hereafter, the Seller shall be liable for each and all Purchased Receivables due from an Obligor at any Settlement Date and not paid on such date, provided however, that such liability should in total not exceed 5% (five percent) of the Purchased Receivables on each respective Settlement Date, but not including any interest on delayed payment of any Purchased Receivables. Therefore, the Seller shall, in addition to this liability, remain liable to the Bank for any interest arising from the delayed payment of the past due receivables.
(d) The Seller shall pay to the Bank all proceeds collected by the Seller from the Purchased Receivables on the next Settlement Date, or if no next Settlement Date on a date to be agreed upon, which in principle is approximately 30 (thirty) calendar days after each Settlement Date.
(e) The Seller agrees that the delivery to the Bank of each Assignment of Receivables hereunder shall constitute a confirmation of the representations and warranties contained in Section 4 hereof as of the date of such Assignment.
(f) Subject to Section 1 (c), the Purchased Receivables are acquired by the Bank without recourse to the Seller, except in the case where Purchased Receivables are not paid by the Obligor because the goods they represent are refused by an Obligor (whether by return, rejection or otherwise).
(g) The Bank has no obligation to purchase any trade receivables hereunder and shall have the right to refuse any trade receivables submitted for purchase by the Seller and shall not have to justify such a decision.

2.  Purchase Price
On each Settlement Date, the Bank shall pay to the Seller the face amount of the Purchased Receivables purchased by the Bank on that Settlement Date in accordance with Section 1 hereof.
In the event that any applicable law, regulation or treaty or the interpretation or administration thereof by any governmental or other authority or compliance by the Bank with any directive or request issued or made by any governmental or other authority (whether or not having the force of law) shall subject the Bank to any taxes (other than taxes on the Bank's overall net income) with respect to this Agreement or change the rate or basis of taxation of payments to the Bank of any amount payable hereunder, or impose, modify or deem applicable any reserve, special deposit or similar requirements on the Bank, or impose any other condition, and the result of any of the foregoing would be to increase the cost to the Bank of performing its obligations under this Agreement or to reduce the amount of any sum receivable by the Bank hereunder, the Seller shall compensate the Bank for any such increased cost or loss resulting from such reduction.

The Seller shall pay interest to the Bank, which shall be calculated at the total value of the Purchased Receivables purchased on the Settlement Date. The applicable interest rate will be the respective LIBOR for each currency of the Purchased Receivables on the Settlement Date plus 1/2% p.a.(one half of one per cent per annum) for the number of days elapsed from the Settlement Date to the next Settlement Date (or equivalent) divided by 360 or 365 depending on the international convention for each currency. The LIBOR rate shall be the rate for value the Settlement Date on which the related Purchased Receivables were purchased. Interest is paid by the Seller in arrears on the next Settlement Date, or if no next Settlement Date on a date to be agreed upon which in principle is approximately 30 (thirty) calendar days after each Settlement Date.
3.  Collections and Applications of Proceeds
The Seller agrees to act as agent for the Bank in collecting the Purchased Receivables on the following basis:
(a) The Seller will hold as agent for the Bank all evidences of the Purchased Receivables. In addition, the Seller will from time to time do and perform any and all acts and execute any and all documents as may be reasonably requested by the Bank in order to effect the purposes of this Agreement and the sale of the Purchased Receivables hereunder.
(b) The Seller shall collect or cause to be collected at its own cost from the Obligor under each of the Purchased Receivables the amounts as and when due and owing thereunder. The Seller will hold as agent for the Bank all proceeds from the Purchased Receivables and pay such proceeds to the Bank in accordance with
Section 1 (d) hereof. All proceeds from the Purchased Receivables, collected and held by the Seller before payment to the Bank, shall be considered to be held for the account and in favor of the Bank.
(c) At each Settlement Date, the Seller shall issue a new Assignment for the Purchased Receivables then purchased, in addition to the Assignment of Receivables previously submitted. The total of all proceeds of the previously purchased Purchased Receivables received by the Seller including liabilities, if any, of the Seller pursuant to Section 1(c) hereof shall be set off against the purchase price of the receivables to be purchased at every Settlement Date. Any remaining difference after such set-off, if any, shall be paid out to the Bank.
(d) The Bank shall be entitled at any time without giving prior notice to notify the Obligors in writing of the Assignment. Any such notice shall only be given by the Bank in good faith and with good reason. Also, the Seller shall immediately upon the Bank's instruction notify the Obligors in writing of the Assignment.

4.  Representations and Warranties
With respect to each of the Purchased Receivables sold to the Bank hereunder, the Seller represents and warrants as follows :
(a) At the time of Sale and to the best of the Seller's knowledge each Purchased Receivable is a valid, legally binding and assignable obligation of the Obligor, is enforceable against the Obligor according to its terms, is not subject to any dispute, defense, counterclaim or set-off, and complies with all applicable laws and regulations.
(b) It is the owner of each Purchased Receivable, free and clear of all encumbrances and security interests, and is duly authorized to sell the same without violating any law or agreement by which it is bound.
(c) Each Purchased Receivable shall constitute outstanding, valid and enforceable claims of the Seller against its customer for goods sold, shipped and delivered on a basis acceptable to the Seller's credit processes, and legal title to, and risk of loss for, such goods shall have passed from the Seller to its customer.
(d) Each Purchased Receivable shall at all times be sufficiently identified and evidenced by specific invoices and such other documents as may be applicable in each case, such documents to be maintained at the Seller's address set forth hereinafter, to be available for the Bank's inspection at its discretion during regular business hours and to be maintained with the same care and diligence as if such receivable were owned by the Seller.
(e) Each Purchased Receivable shall remain subject to the terms and conditions under which the goods were sold, including, but not limited to, the date on which such Purchased Receivable is due and payable, and such terms and conditions will not be amended, altered, modified or waived after the date of the purchase of such Purchased Receivable without the prior written consent of the Bank.
(f) No Purchased Receivable has been sold or assigned to any other person nor will any security interest, lien, pledge or other encumbrance have been created thereon, other than as provided herein.
(g) None of the Purchased Receivables is overdue or has a maturity exceeding 180 days at the time of Sale.
(h)  Every Obligor must be located in Europe.
(i) Each Purchased Receivable must have arisen in the normal course of business under a contract duly authorized by the Seller.
The Seller shall hold the Bank harmless and indemnify the Bank against any losses or expenses which the Bank may sustain or incur as a consequence of a breach of any or several of the above Representations and Warranties.
5. Covenants of the Seller
The Seller covenants and agrees as follows:
(a) It will defend at its own cost each of the Purchased Receivables against all claims and legal proceedings by others; pay and discharge when due any taxes or levies or charges thereon, reserving the right to protest any such taxes, levies or charges; and will take all action reasonably deemed advisable by the Bank to preserve, effect and enforce the rights and title of the Bank therein.
(b) It will maintain the Purchased Receivables free and clear of all liens, charges and encumbrances.
(c) It will insure that accurate and complete records are kept respecting the Purchased Receivables.
(d) It will provide the Bank on each Settlement Date a list of Purchased Receivables which are more than 60 days past due as well as a description of the measures taken in view of their collection.
(e) It will indemnify the Bank against all costs, expenses and liabilities arising out of or resulting from Seller's failure to comply with any applicable laws or regulations, and any claims or litigation with respect to any of the goods covered by the Purchased Receivables.

(f) Kemet Corporation maintains, directly or indirectly, majority ownership of Kemet Electronics S. A. and the Seller will inform the Bank immediately upon any change of such majority ownership.
(g) It undertakes that its obligations and liabilities under this Agreement will rank at least "pari passu" with all present and future obligations of a similar nature.
(h) The Seller is not in default under any other agreement nor does the execution of this Agreement cause a material breach of any other agreement or obligation of the Seller.
(i) The Seller will provide the Bank with the annual financial statements of Kemet Electronics S. A. within 90 days from the end of each fiscal year and of Kemet Corporation within 90 days of the end of its fiscal year.
6  Miscellaneous
This Agreement shall further be subject to the "General Conditions" of Union Bank of Switzerland, which the Seller has already accepted and signed, but only to the extent that they are not in conflict with the terms and provisions of this Agreement.
 This Agreement shall be governed by Swiss law. Any disputes shall be judged by the courts of Geneva, subject to any appeal to the Federal courts in Lausanne.
The place of execution of this Agreement is Geneva.
All communications of the Seller are legally valid when sent to the address of the Bank at:
Union Bank of Switzerland
P. O. Box 2950
8, rue du Rhone
1211 Geneva 2

All communications of the Bank are legally valid when sent to the address of the Seller at :
Kemet Electronics SA
15, chemin des Mines
1211 Geneva 20

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in two originals by their respective officers thereunto duly authorized as of the day and year first above written.
Geneva, dated as of March 1, 1997

                              Union Bank of Switzerland


                              /S/ Christian Huber    /S/ Joan M. Fulton
                              Christian Huber        Joan M. Fulton
                              First Vice President   Vice President


                              Kemet Electronics S.A.


                              /S/ Derek Payne         /S/ Patrick J. Altwegg
                              Derek Payne             Patrick J. Altwegg
                              Vice President,         Director,
                              Managing Director-      Finance & Administration
                              Europe

                                EXHIBIT B



                         ASSIGNMENT OF RECEIVABLES
As at [each Settlement Date]
In accordance with the terms and conditions in the Purchase Agreement dated as of March 1, 1997 (the "Purchase Agreement") and for value received, the undersigned hereby sells and assigns to Union Bank of Switzerland, Geneva Branch (hereinafter called "the Bank"), all of the trade receivables listed and set forth on the schedule attached hereto, and all right, title and interest in and to the same and all the proceeds thereof.
The undersigned hereby agrees to execute and deliver to the Bank at any time or times, a supplement assignment or assignments of any of said trade receivables to perfect the sale and assignment of said trade receivables to the Bank.
This Assignment is made without recourse subject to the exceptions and pursuant to and upon all the warranties, representations, covenants and agreements on the part of the undersigned contained in the Purchase Agreement.
The Bank shall be entitled at any time without giving prior notice to notify the Obligors in writing of the Assignment. Any such notice shall only be given by the Bank in good faith and with good reason. Also the Seller shall immediately upon the Bank's instruction, notify the Obligors in writing of the Assignment.

IN WITNESS WHEREOF,
 the undersigned has duly executed this instrument this day of
 ........................................................
KEMET Electronics S.A.